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                                  EXHIBIT 12.1

   Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                              (Dollars in millions)


The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set forth below:


                                                                                         Year Ended
                                                                         --------------------------------------------
                                                                          December 31,   December 31,   December 31,
                                                                             1997           1996           1995
                                                                         ------------    ------------   ------------
Income before income taxes ...........................................     $  242.0       $  224.5       $  198.4
                                                                           --------       --------       --------

Combined fixed charges and preferred stock dividends:
     Interest expense on deposits ....................................        472.7          525.7          345.8

     Interest expense on long term debt ..............................          6.4           --             --

     Interest expense on Guaranteed Preferred Beneficial
        Interest in Company's Junior Subordinated Debentures .........         10.7           --             --

     Appropriate portion (1/3) of rent expense .......................          3.5            3.0            1.0

     Preferred stock dividend requirements ...........................          0.4            0.3           --
                                                                           --------       --------       --------
              Total combined fixed charges and
                 preferred stock dividends ...........................        493.7          529.0          346.8
                                                                           --------       --------       --------
Earnings before income taxes and combined fixed
   charges and preferred stock dividends .............................     $  735.7       $  753.5       $  545.2
                                                                           --------       --------       --------
                                                                           --------       --------       --------
Ratio of earnings to combined fixed charges and
   preferred stock dividends .........................................         1.49x          1.42x          1.57x
                                                                           --------       --------       --------
                                                                           --------       --------       --------
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